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                                                                    EXHIBIT 10.9

                         EXECUTIVE EMPLOYMENT AGREEMENT

         THIS EXECUTIVE EMPLOYMENT AGREEMENT (the "Agreement") is made as of the 15th day of December 1999 between George Landgrebe, an individual resident of the State of Connecticut ("Executive"), and eShare Technologies, Inc., a Georgia corporation with its principal place of business located in Norcross, Georgia (the "Company").

         WHEREAS, the Company desires to employ Executive as the Chief Operating Officer of the Company, and Executive desires to accept said employment from the Company; and

         WHEREAS, the Company and Executive have agreed upon the terms and conditions of Executive's employment with the Company and the parties desire to express the terms and conditions in this employment agreement.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree as follows:

1. EMPLOYMENT OF EXECUTIVE. The Company hereby employs Executive, and Executive hereby accepts such employment from the Company, under the terms of this Agreement, beginning on December 15, 1999 and continuing until terminated as provided herein.

2. DUTIES. Executive shall be employed on a full-time basis, as the Chief Operating Officer of the Company. Executive's responsibilities as Chief Operating Officer of the Company shall be to take such action to involve himself in the general overall and day to day management and operations of the Company in a manner as the Chief Executive Officer or Board of Directors of the Company (the "Board of Directors") from time to time deems appropriate under the circumstances.

3. BASE SALARY. Executive's base salary for the period December 15, 1999 through December 31, 1999 is $5,250. Commencing on the January 1, 2000 and thereafter while Executive is employed by the Company, the Executive's base salary shall be $21,000 per month (the "Base Salary"). Base Salary earned for the period December 15, 1999 through December 31, 1999, will be paid directly to Executive by the Company (less lawful withholding). Beginning with Base Salary earned after January 1, 2000, the Base Salary shall be paid to Executive by the Company (less lawful withholding) as earned in arrears in accordance with the Company's regular payroll practice as in effect from time to time as follows:
                          $15,000 per month to Executive
                          $  6,000 per month to Performance Leadership LLC

4. BONUS. Executive shall be eligible to receive, in addition to the Base Salary, a performance bonus that may be awarded and paid as determined by the Board of Directors.

5. BENEFITS AND OTHER COMPENSATION. Commencing on the Effective Date of this Agreement and during the Term of this Agreement, the Company shall provide the benefits described below.

         (a) Management Stock Incentive Program. The Executive shall be eligible to participate in the Company's stock option, stock purchase, or other stock incentive plan generally available to senior managers of the Company and shall be eligible for the grant of stock options, restricted stock and other awards thereunder. Upon execution of this Agreement and approval of the Board of Directors and subject to the terms of the Company's 1997 Stock Option Plan (the "Stock Option Plan") and the terms of this Agreement, the Company shall grant to Executive, 50,000 stock options (the "Employment Options"). The Employment Options shall have four year straight line vesting. The Executive shall be eligible to participate in the Change in Control agreement offered to other members of the executive team.



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         (b) Paid Time Off. Executive shall have the right to paid time off in accordance with the policy of the Company.

         (c) Insurance and Other Benefits. The Company shall make available to Executive the opportunity to subscribe to insurance coverage (at Executive's expense, covering 100% of the insurance premium) for Executive in accordance with the terms of the Company's insurance plan, if any, as it exists from time to time and shall provide Executive with coverage under all other employee benefits plans, programs and policies which the Company maintains from time to time for the benefit of its executive employees.

         (d) Expenses. Executive shall be reimbursed monthly by the Company for the ordinary and necessary business expenses incurred by him in the performance of his duties for the Company; provided that Executive shall first document said business expenses in the manner generally required by the Company under its standard employee business expense reimbursement policies and procedures. Company will provide the use of a local apartment near the Company headquarters and reimburse Executive the actual cost of four coach class round trip tickets per month between Executive's residence in Connecticut and Atlanta, Georgia, the cost of which is not to exceed $1,500 per month. Executive will use all reasonable efforts to purchase airline tickets in a manner so as to minimize the cost, consistent with reasonable planning and good business practice.
Executive will be responsible for his living and other expenses while in the metropolitan Atlanta area.

6.       TERM; TERMINATION.

         (a) This Agreement and the Executive's employment hereunder may be terminated as follows:

                  (i) immediately, without any notice by or to either party hereto, upon the death of the Executive;

                  (ii) immediately, by the Company for the Disability of the Executive upon delivery by the Company to the Executive of a Notice of Termination;

                  (iii) immediately by the Company for Cause which cause has not been cured within ninety (90) days (except in such instance where the Cause cannot reasonably be cured) upon delivery by the Company to the Executive of a Notice of Termination;

                  (iv) upon ninety (90) days prior written notice by the Company other than for Cause upon delivery by the Company to the Executive of a Notice of Termination; or

                  (v) upon ninety (90) days prior written notice by the Executive upon delivery by the Executive to the Company of a Notice of Termination.

         (b) If the Executive's employment with the Company shall be terminated during the Term:

                  (i) by reason of the Executive's death, the Company shall pay to the Executive's estate or legal representative within thirty (30) days after the Termination Date, a lump sum cash payment equal to the Executive's Accrued Compensation, and any outstanding Employment Options granted to the Executive under the Stock Option Plan, to the extent (and only to that extent) that such Employment Options would have been exercisable by Executive on the Termination Date, shall be exercisable by the Executive's legal representative. Such options must be exercised by Executive's legal representative, if at all, within thirty (30) days after the Termination Date, provided, however, that no option shall be exercisable after its expiration;

                  (ii) by the Company for Disability, the Company shall pay to the Executive or Executive's legal representative within thirty (30) days after the Termination Date, a lump sum cash



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                  payment equal to the Executive's Accrued Compensation, and any outstanding Employment Options granted to the Executive under the Stock Option Plan, to the extent (and only to the extent) that such Employment Options would have been exercisable by Executive on the Termination Date, shall be exercisable by the Executive or Executive's legal representative. Such options must be exercised by Executive or his legal representative, if at all, within thirty (30) days after the Termination Date, provided, however, that no option shall be exercisable after its expiration;

                           (iii) by the Company for Cause, the Company shall pay
                  to the Executive within thirty (30) days after the Termination Date a lump sum cash payment equal to the Executive's Accrued Compensation. All unvested Employment Options, or any other options or similar rights whatsoever, shall be immediately forfeited by Executive upon termination by the Company for Cause;

                           (iv) by the Company other than for Cause, the Company
                  shall pay to the Executive within thirty (30) days after the Termination Date a lump sum cash payment equal to the Executive's Accrued Compensation plus one month's Base Salary (not to exceed six months) for each two months worked. All unvested Employment Options, or any other options or similar rights whatsoever, shall be forfeited by Executive upon termination by the Company other than for Cause. Notwithstanding the foregoing, all such vested Employment Options shall be exercisable for a period of thirty (30) days following the Termination Date, after which they shall lapse and be void if not exercised; provided, however, that no option shall be exercisable after its expiration.

                           (v) in the event the Executive resigns from his
                  employment with the Company pursuant to Section 6(b)(v) hereof, then the Company shall pay to the Executive within thirty (30) days after the Termination date a lump sum cash payment equal to the Executive's Accrued Compensation and all unvested Employment Options, or any other options or similar rights whatsoever, shall be forfeited by Executive upon his resignation. Notwithstanding the foregoing, all such vested Employment Options shall be exercisable for a period of thirty
                  (30) days following the Termination Date, after which they shall lapse and be void if not exercised; provided, however, that no options shall be exercisable after its expiration date.

         (d) The pay and benefits provided for in this Section 6 shall be in lieu of any other severance pay to which the Executive may be entitled under any Company severance plan, program, practice or arrangement. The Executive's entitlement to any other compensation or benefits shall be determined in accordance with the Company's employee benefit plans and other applicable programs, policies and practices then in effect.

         (e) The benefits paid or provided herein shall be the only benefits paid to the Executive or his estate.

 7. EXECUTIVE WORKS. Executive agrees that Executive will promptly disclose to the Company all Executive Works (defined below). Executive hereby irrevocably assigns to the Company all right, title and interest in and to any and all Executive Works, created by Executive at any time prior to the Effective Date and Executive will execute, without requiring the Company to provide any further consideration therefor, such confirmatory assignments, instruments and documents as the Company deems necessary or desirable in order to effect such assignment. Executive further agrees that all Executive Works created by him during the course of his employment by the Company are the sole property of the Company and hereby assigns such Executive Works to the Company, and Executive will execute, without requiring the Company to provide any further consideration therefor, such confirmatory assignments, instruments and documents as the Company deems necessary or desirable in order to effect such assignment. The term "Executive Works" as used in this Agreement means any and all works of authorship, inventions, discoveries, improvements, designs, techniques, and work product, whether or not patentable, and in whatever form, which are created, made, developed or reduced to practice or caused to be created, made, developed or reduced to practice by Executive during the course of the Executive's employment by the Company, whether created within or without the Company's facilities and before, during or after normal business hours, including all worldwide copyrights, trade secrets, patent rights, and all confidential, proprietary and



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property rights therein, and that relate in any way to the current or future business of the Company or that result from any work performed by Executive for the Company.

8. PRODUCTS, NOTES, RECORDS AND SOFTWARE. All memoranda, notes, records and other documents and computer software made or compiled by Executive during the course of Executive's employment by the Company or made available to him during the course of his employment by the Company, including, without limitation, all customer data, billing information, service data, and other technical material, confidential information and trade secrets of the Company and its affiliates, shall be the Company's property and Executive shall deliver all such material (and all copies thereof) to the Company within three (3) days after any termination of his employment with the Company.

9. NONDISCLOSURE. Executive acknowledges and agrees that during his employment by the Company, he has had, or will have, access to trade secrets and other confidential or proprietary information peculiar to the Company, the disclosure or use of which would injure the Company. Therefore, Executive agrees that he will not use, reveal, or divulge any such trade secrets if such use, revelation, or divulgence would violate the Georgia Trade Secrets Act of 1990. In addition, Executive agrees that during his employment by the Company and two (2) years thereafter, he will not, directly or indirectly, use, reveal, or divulge any such confidential information or proprietary information. However, Executive shall not be required to keep confidential any trade secrets or confidential or proprietary information of the Company, which is or becomes publicly available, is independently developed by Executive outside of the scope of his employment relationship with the Company, or is rightfully obtained from third parties.

10. NONCOMPETITION. During the course of his employment by the Company for a period of two (2) years thereafter, Executive agrees that he shall not, within the continental United States of America, engage in or render the services he performs or performed for the Company to any entity (other than the Company) engaged in a business which is directly competitive with the business of the Company (the "Business").

11.      NONSOLITATION.

         (a) Customers. During his employment by the Company, Executive shall not, directly or indirectly without the Company's prior written consent, contact any customer of the Company, with whom executive, in the ordinary course of his employment by the Company, had a material contact ("Customer") for business purposes unrelated to furthering the Business of the Company. For a period of two (2) years following any termination of employment of Executive, Executive shall not, directly or indirectly, (i) contact, solicit, divert or take away, any Customer for purposes of, or with respect to, selling a product or service which competes with the Business of the Company, or (ii) take any affirmative action in regard to establishing or continuing a relationship with a Customer for purposes of making, or which directly or indirectly results in, a sale of a product or service which competes with the Business of the Company.

         (b) Employees. During the employment of the Executive and for a period of two (2) years following any termination of employment of Executive, Executive shall not, directly or indirectly, recruit or hire, or attempt to recruit or hire, any other employees of the Company who were employed by the Company during the two (2) year period prior to any termination of Executive's employment with Company (or shorter period if Executive had not then been employed by Company for two (2) years or who becomes an employee of the Company during the two (2) year period following any termination of Executive's employment with the Company.

12. REMEDY FOR BREACH. Executive agrees that remedies at law available to the Company for any actual or threatened breach by Executive of any of the covenants contained in Sections 7 through 11 of this Agreement would be inadequate and that the Company shall be entitled to specific performance by Executive of the covenants in such paragraphs or injunctive relief against activities in violation of such paragraphs, or both, by temporary or permanent injunction or other appropriate judicial remedy, writ or order, in addition to any damages and legal expenses (including attorney's fees) which the Company may be legally entitled to recover. Executive acknowledges and agrees that the covenants contained in Sections 7 through 11 of this Agreement shall be construed as agreements independent of any other provisions of this or any other contract between the parties hereto, and that the existence of any claim or cause of



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action by Executive against the Company, whether predicated upon this or any other contract, shall not constitute a defense to the enforcement by the Company of said covenants.

13. SURVIVAL. The provisions of Sections 7 through 12 shall survive termination of this Agreement.

14. INVALIDITY OF ANY PROVISION. It is the intention of the parties hereto that Sections 7 through 12 of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies of each state and jurisdiction in which such enforcement is sought, but that the unenforceability (or the modification to confirm with such laws or public policies) of any provision hereof shall not render unenforceable or impair the remainder of this Agreement which shall be deemed amended to delete or modify, as necessary, the invalid or unenforceable provisions. The parties further agree to alter the balance of this Agreement in order to render the same valid and enforceable.

15. CHOICE OF LAW/VENUE. This Agreement is being executed in the State of Georgia and shall be construed and enforced in accordance with the internal laws of the State of Georgia, without giving effect to the conflicts laws of such state. Any action arising out of or related to this Agreement shall be brought in the Superior Court of Gwinnett County, Georgia or federal court in the Northern District of Georgia.

16. WAIVER OF BREACH. The waiver by the Company of a breach of any provision of this Agreement by Executive shall not operate or be construed as a waiver of any subsequent breach by Executive.

17. SUCCESSORS AND ASSIGNS.

         (a) This Agreement shall be binding upon and shall inure to the benefit of the Company, its Successors and Assigns, and the Company shall require any Successors and Assigns to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place.

         (b) Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Executive, his beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal personal representative.

18. NOTICES. All deliveries, notices, consents, requests, demands and affidavits and other communications hereunder shall be in writing and shall be deemed to have been duly given or delivered if delivered personally or mailed by certified mail, return receipt requested, with proper postage prepaid or if delivered by a recognized courier service contracting for same day or next day delivery, as follows:

Company:       eShare Technologies, Inc.
               5051 Peachtree Corners Circle
               Norcross, Georgia  30092-2500
               Attn:    Aleksander Szlam, Chairman and Chief Executive Officer

Executive:     George Landgrebe
               301 West Lyon Farm Drive
               Greenwich, Connecticut  06831-4256

         Any of the parties may designate such other address by written notice to the other parties hereto. Any item so mailed shall be deemed to have been delivered on the third business day following the date on which it is mailed. Any item delivered by recognized courier service shall be deemed to have been delivered on the first business day following the date on which it is delivered to such courier.



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19. ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties. This Agreement may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, changes, modification, extension, or discharge is sought.

20. DEFINITIONS. For purposes of this Agreement, the following terms shall have the following meanings:

         (a) "Accrued compensation" shall mean an amount, including all amounts earned or accrued through the Termination Date but not paid as of the Termination Date including, (i) Base Salary of the Executive, (ii) reimbursement for reasonable and necessary expenses incurred by the Executive on behalf of the Company as of the Termination Date, and (iii) the performance bonus, if any, approved by the Board of Directors.

         (b) "Cause" shall mean in the context of termination of the Executive's employment if it is a result of:

                           (i) any act that the Board of Directors reasonably
                  determines constitutes, on the part of the Executive, fraud, dishonesty, gross malfeasance of duty, or conduct grossly inappropriate to the Executive's office; or

                           (ii)     indictment of the Executive of a felony; or

                           (iii) willful failure to follow the direct
                  instructions of the Chairman and/or Chief Executive Officer;
                  or

                           provided, however, that in the case of clause (i)
                  above, such conduct shall not constitute Cause unless (A) there shall have been delivered to the Executive a written notice setting forth with specificity the reasons that the Board of Directors believes the Executive's conduct constitutes the criteria set forth in clause (i), (B) the Executive shall have been provided the opportunity to be heard in person by the Board of Directors (with the assistance of the Executive's counsel if the Executive so desires) and (C) after such hearing, the termination for Cause is approved by a resolution adopted in good faith by two-thirds of the members of the Board of Directors.

         (c) "Disability" shall mean a physical or mental infirmity which materially impairs the Executive's ability to substantially perform any of the essential functions of his job with the Company for a period of 180 consecutive days, as determined by an independent physician selected with the approval of both the Company and the Executive.

         (d) "Effective Date" shall mean December 15, 1999.

         (e) "Notice of Termination" shall mean a written notice of termination from the Company or the Executive which specifies an effective date of termination, indicates the specific termination provision in this Agreement relied upon, and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

         (f) "Successors and Assigns" shall mean, for a corporation, a corporation or other entity acquiring all or substantially all the assets and business of the Company (including this Agreement), and for any individual as the Executive, the estate, successors or heirs, and/or the legal representative of the Executive, whether by operation of law or otherwise.

         (g) "Termination Date" shall mean, in the case of the Executive's death, his date of death, and in all other cases, the date specified in the Notice of Termination.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

EXECUTIVE:                                  COMPANY:
                                            ESHARE TECHNOLOGIES, INC.



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                                          BY:
---------------------                        -----------------------------

George Landgrebe                          Aleksander Szlam, Chairman and
                                          Chief Executive Officer



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                        AMENDMENT TO EMPLOYMENT AGREEMENT

This is an amendment ("Amendment") made effective the 14th day of January 2000 to the employment agreement ("Agreement") made and entered into the 15th day of December 1999 by and between George Landgrebe and eShare Technologies, Inc., hereinafter referred to as the "Company".

In consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree as follows:

1. Definitions. For purposes of this Amendment, the following definitions shall apply. Any terms not defined in this Amendment but defined in the Agreement shall have the meaning set forth therein. In the event of a conflict between the Agreement and this Amendment, the definitions of this Amendment shall control with respect to the matters contained herein.

         A. "Change in Control" shall mean the occurrence during the Term of any of the following events:

         (i) An acquisition (other than directly from the Company) of any voting securities of the Company (the "Voting Securities") by any "Person" (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934 (the "1934 Act")) immediately after which such Person has "Beneficial Ownership" (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of a majority or more of the combined voting power of the Company's then outstanding Voting Securities; provided, however, that in determining whether a Change in Control has occurred, Voting Securities which are acquired in a "Non-Control Acquisition" (as hereinafter defined) or the acquisition of voting securities by a Person who, immediately prior to such acquisition, had Beneficial Ownership of 20% or more of the combined voting power of the Company's then outstanding voting securities shall not constitute an acquisition which would cause a Change in Control. A "Non-Control Acquisition" shall mean an acquisition by (1) an employee benefit plan (or a trust forming a part thereof) maintained by (x) the Company, or (y) any corporation or other Person of which a majority of its voting power or its equity securities or equity interest is owned directly or indirectly by the Company (a "Subsidiary"), (2) the Company or any Subsidiary, or (3) any Person in connection with a "Non-Control Transaction" (as hereinafter defined).

         (ii) Approval by a majority of the stockholders of the Company of:

                  (A) A merger, consolidation or reorganization involving the Company, unless

                  (1) the stockholders of the Company, immediately before such merger, consolidation or reorganization, own, directly or indirectly, immediately following such merger, consolidation or reorganization, at least a majority of the combined voting power of the outstanding voting securities of the corporation resulting from such merger or consolidation or reorganization (the "Surviving Corporation") in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization, and

                  (2) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute at least majority of the members of the board of directors of the Surviving Corporation.

                  (A transaction described in clauses (1) and (2) shall herein be referred to as a "Non-Control Transaction."); or



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                  (B) An agreement for the sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a Subsidiary).

         Notwithstanding anything contained in this Amendment to the contrary, if the Executive's employment is terminated within ninety (90) days prior to a Change in Control and the Executive demonstrates that such termination (A) was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control (a "Third Party"), or (B) otherwise occurred in connection with, or in anticipation of, a Change in Control, then for all purposes of this Amendment, the date of a Change in Control with respect to the Executive shall mean the date immediately prior to the date of such termination of the Executive's employment.

2. Vesting of Options. If a Change in Control of the Company occurs, 100% of all options to purchase stock of the Company previously granted by the Company to Executive which are not yet vested at the date of the Change in Control shall immediate vest and be fully exercisable as of such date. However, no such options shall vest after the last date of employment with the Company.

3. Except as modified by this Amendment, the terms of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

EXECUTIVE:                      COMPANY:

GEORGE LANDGREBE                ESHARE TECHNOLOGIES, INC.


                                By:
-----------------------            ---------------------------------------
George Landgrebe                      Aleksander Szlam
                                      Chairman and Chief Executive Officer